Exhibit 10.1

LEAK-OUT AGREEMENT

THIS LEAK-OUT AGREEMENT (the "Agreement") is made and entered into as of this 26th day of November 2013, between ASHER ENTERPRISES, INC., a Delaware corporation (the "Holder") having a place of business at One Linden Road, Great Neck, New York 11021 and PACIFIC GOLD CORP., a Nevada corporation (the "Company") having a principal place of business at 848 North Rainbow Blvd. #2987, Las Vegas, Nevada 89107.

Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Note (defined below).

RECITALS

WHEREAS, the Company is the maker of a certain Promissory Note dated April 26, 2012 running in favor of Richard Jagodnik, in the principal amount of two hundred and twenty-five thousand ($225,000.00) dollars, fifty thousand ($50,000.00) dollars, of which (the “Principal Amount”) was acquired by the Holder pursuant to a Purchase Agreement dated March 19, 2013 by and between the Holder as buyer, and Richard Jagodnik, as Seller, which Principal Amount was represented by an On Demand Amended ten (10%) percent Convertible Note effective as of  March 19, 2013 between Pacific Gold Corp., as Maker and Asher, as Holder, (the “Note”); and

WHEREAS, the Note provided the Holder with the right to convert the principal balance and accrued interest due pursuant to the Note into shares of common stock of the Company (“Common Stock”); and

WHEREAS, the Holder has heretofore converted the aggregate sum of five thousand eight hundred ($5,800.00) dollars (Notices of Conversion having been issued and completed: $2,500.00 on November 6, 2013, $2,000.00 on November 13, 2013, and $1,300.00 on November 15, 2013) with respect to the Note; and

WHEREAS, the Company is presently indebted to the Holder under the Note in the aggregate principal amount of forty-four thousand two hundred ($44,200.00) dollars (the “Remaining Principal Balance”) together with accrued and unpaid interest; and

WHEREAS, the Company has presently placed in reserve with its Transfer Agent (Olde Monmouth Stock Transfer Co., Inc.) 462,442,633 shares of common stock to convert the Remaining Principal Balance and accrued interest due pursuant to the Note into Common Stock; and

WHEREAS, the Company and the Holder agree to enter into this Agreement in order to provide for the orderly conversion or payment of the Note; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that: (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

2.

Increase in Authorized Common Stock.  Should at any time during the effectiveness of this Agreement, the amount of shares held in reserve be insufficient to accommodate the conversions provided for below, within forty-five (45) days of the Holder notifying the Company of such deficiency, the Company hereby agrees to affect an increase in its authorized Common Stock (the “Increase”) that provides the authorization for the Company to issue at least such additional shares as is required to have reserved five times the number of shares that is actually issuable upon full conversion of the then remaining balance of the Note, and to place those shares in reserve with its Transfer Agent for the Holders benefit.  The Increase is to be effectuated by way of filing an amendment to its certificate of incorporation with the Secretary of State of the State of Nevada.  The Company shall effect the Increase pursuant to applicable federal and state laws, including but not limited to obtaining any requisite approvals, providing any requisite notice, and/or making any requisite filings with the appropriate federal and state authorities.

3.

Lock-Up and Leak Out.

(a) Except as otherwise expressly provided herein, and subject to any other restrictions prohibiting the conversion, offer, sale or transfer of the shares of Common Stock under applicable United States federal or state securities laws, rules and regulations (collectively, the "Regulations"), the Company and the Holder agree that:

(i) Commencing the date of this Agreement, the Holder shall be entitled to convert the Note, pursuant to the terms of the Note, in not more than a principal amount of $1,000 (one thousand dollars) per calendar week, (which sum upon completion of each conversion shall be deducted from the then outstanding Remaining Principal Balance), (the "Weekly Allotment"), until April 10, 2014, at which time the Company shall pay to the Holder the then Remaining Principal Balance, upon payment of which, such payment will be in full discharge of the Note and all other obligations of the Company to the Holder thereunder and hereunder.  Should the Company fail to make the payment due April 10, 2014, time being of the essence, the Holder shall no longer be subject to the Weekly Allotment restrictions, and shall be entitled to convert the then Remaining Principal Balance, as the Holder in its sole discretion may elect pursuant to the terms of the Note.

(ii) Upon a breach of any representation, warranty or covenant of the Company pursuant to this Agreement, the Holder shall no longer be subject to the Weekly Allotment restrictions, subject to the Regulations (the period during which the Holder is limited as to the weekly volume it is entitled to sell pursuant to this Agreement, the "Leak-Out Period").

(iii) The Company shall facilitate any Conversion Notice received from the Holder, and shall cause to be issued such shares, as contained in the Conversion Notice on a timely basis, as provided for in the Note.

(b) During the Leak-Out Period, all shares of Common stock converted shall not be converted on a cumulative basis, meaning that if the Holder did not convert the Note so that all of the shares of Common Stock the Holder was entitled to convert during any particular week, the Holder may not cumulate the unconverted portion of that week's Weekly Allotment with or carry such amount over to the next week's Weekly Allotment, and so on.

4.

Conflict.  In the event there is a conflict between the terms of the Note with this Agreement, the terms of this Agreement shall control any interpretation; provided, however, that, unless this Agreement expressly amends or supplements the language of the Note, the Note shall remain in full force and effect.

5.

Remedies. The Holder shall have the right to specifically enforce all of the obligations of the Company under this Agreement (without posting a bond or other security), in addition to recovering damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that if it fails to perform, observe, or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Holder. Therefore, the Company agrees that the Holder shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.  If the Holder prevails in an action to enforce this Agreement, it shall be entitled to receive from the Company reimbursement for all fees and expenses incurred in connection therewith, including reasonable fees of counsel.

6.

Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

7.

Notices. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by facsimile, certified mail, return receipt requested or overnight courier by a nationally recognized courier service to the respective address as set forth in the Note. All notices shall be deemed to be given on the same day if delivered by facsimile, on the following business day if sent by overnight delivery or on the third business day following the date of mailing.

8.

Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto.

9.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and to be performed wholly within said State; and the Company and the Holder agree that any action based upon this Agreement may be brought in the United States and state courts of Nassau County, New York only and the Holder submits to the jurisdiction of such courts for all purposes hereunder.

10.

Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

11.

Severability.  In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall remain in full force and effect, enforceable in accordance with its terms.

12.

Effectiveness.  This Agreement shall become effective immediately upon the full execution of this Agreement by the Company and the Holder.   The Company agrees that the rest and the remainder of the terms and conditions of the Note, not specifically altered by this Agreement shall remain in full force and effect, and inure to the benefit of the Holder.

13.

Mutual Releases.  Except for the rights and obligations expressly provided for herein, and subject to the satisfaction of each and every condition set forth in paragraph 3 above, on the Effective Date, this Agreement shall constitute a mutual release, waiver and discharge of any and all claims, counterclaims, rights, causes of action, set offs, suits or demands of any kind or nature whatsoever, whether known or unknown, direct or indirect, fixed or contingent, liquidated or unliquidated, arising in law or equity, that arose from the  beginning of time through the Effective Date of this Agreement and that are or could be asserted by and between (i) Asher Enterprises, Inc., on the one hand, and (ii) Pacific Gold Corp., on the other hand, including all of the predecessors, successors, assigns, parents, subsidiaries, affiliates, divisions and operating groups, and any directors, officers, partners, employees, agents, shareholders and attorneys of any such Parties.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

HOLDER

ASHER ENTERPRISES, INC.

By:
Curt Kramer, President

COMPANY:

PACIFIC GOLD CORP.

By:
Robert Landau, Chief Executive Officer